Exhibit 10.5
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) between The New Home Company Inc., a Delaware corporation (the “Company”), and Leonard Miller (“Executive”) is entered into as of February 16, 2017, effective as of March 13, 2017 (the “Effective Date”). In consideration of the covenants contained herein, the parties agree as follows:
1. Employment. The term of Executive’s employment by the Company under this Agreement will begin on the Effective Date, and will continue until the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof; provided, however, that on the third anniversary of the Effective Date and each annual anniversary of such date thereafter, the Agreement shall automatically be extended for one additional year unless either the Company or Executive shall have terminated this automatic extension provision by written notice to the other party at least 180 days prior to the automatic extension date. The term of employment in effect from time to time hereunder is hereinafter called the “Employment Period.” Subject to the terms of this Agreement, Executive’s employment is at will, which means that either Executive or the Company may terminate this relationship with or without Cause or notice. Notwithstanding the foregoing, in the event that the Company experiences a Change in Control (as defined below) on or after the first anniversary of the Effective Date (including during a one-year extension period), then the Employment Period shall instead continue through the second anniversary of the consummation of the Change in Control (and thereafter the automatic one-year extensions will continue in accordance with this Section 1, but on the anniversaries of the consummation of the Change in Control rather than on anniversaries of the Effective Date).

2. Position and Duties. (a) Position. During the Employment Period, Executive shall serve as the Chief Operating Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”) and have the normal duties, responsibilities and authority of an executive serving in such position, subject to the direction of the CEO and the Board of Directors of the Company (the “Board”). Upon the termination of Executive’s service as Chief Operating Officer for any reason, unless otherwise determined by the CEO or the Board, Executive shall be deemed to have resigned from all other positions held at the Company or any of its subsidiaries or affiliates voluntarily, without any further required action by Executive, as of the cessation of Executive’s services, and Executive, at the request of the CEO or the Board, shall execute any documents deemed in the discretion of the Company to be reasonably necessary to reflect his resignation(s).
(b) Obligations. During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, during his employment, Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and other types of activities, to the extent that such other activities are not competitive with the Company or otherwise conflict with the business of the Company or Executive’s duties hereunder.
(c) No Outside Restrictions. Executive represents and warrants to the Company that (i) he is not a party to or otherwise obligated under any contract with a former employer or with any other person which in any way prohibits him from being employed by the Company or purports to restrict the type of services to be performed or type of information or knowledge to be used by him under this Agreement, and (ii) he is not obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of the Company or that would conflict with the Company’s existing or proposed business known to him.
3. Compensation and Benefits. (a) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $400,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed for increases by the Board in good faith, based upon Executive’s performance, not less often than annually. The term “Base Salary” shall refer to the Base Salary as so increased by the Board.
(b) Annual Incentive Compensation. During the Employment Period, Executive shall be eligible to receive an annual cash incentive bonus determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion, as a percentage of Executive’s Base Salary, based upon Executive’s and/or the Company’s achievement of annual performance goals or objectives established by the Committee, in its sole discretion. Notwithstanding the generality of the foregoing, with respect to calendar year 2017, Executive’s target annual bonus shall equal 100% of the Base Salary of Executive with respect to services performed in calendar year 2017. Payment of any annual bonus(es), to the extent any annual bonus(es) become payable, will be made on the date on which annual bonuses are paid generally to the Company’s executives (but no later than March 15 of the year following the year with respect to which such bonus was earned).
(c) Equity-Based Compensation. Subject to approval by the Committee, Executive shall be eligible to be granted equity-based compensation awards on the same terms and conditions as other senior executives of the Company. With respect to calendar year 2017, the Company shall grant to Executive, subject to approval by the Committee, a restricted stock unit award (the “RSU Award”) with respect to a number of shares of common stock having a grant date fair market value equal to $384,000 (rounded down to the nearest whole share). The RSU Award shall vest with respect to one-third of the restricted stock units subject to the RSU Award on each of the first, second and third anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. Consistent with the foregoing, the terms and conditions of the RSU Award, including the applicable vesting and share delivery conditions, shall be set forth in an award agreement to be entered into by the Company and Executive which shall evidence the grant of the RSU Award. The RSU Award shall, subject to the provisions of this Section 3(c), be governed in all respects by the terms of the applicable equity plan and award agreement.
(d) Other Benefits.
(i) Savings and Retirement Plans. Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(ii) Welfare Benefit Plans. Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(iii) Vacation. Executive shall be entitled to paid vacation time consistent with the applicable policies of the Company as in effect from time to time.
(iv) Fringe Benefits. During the Employment Period, Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of the Company.
(v) Business Expenses. Subject to Section 17 of this Agreement, Executive shall be reimbursed for all reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company.
4. Termination of Employment. (a) The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of Executive’s employment by the Company on account of Executive’s having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months (“Termination for Disability”); (iii) termination of Executive’s employment by the Company for Cause (as defined in Section 4(d) of this Agreement) (“Termination for Cause”); (iv) termination of Executive’s employment by the Company other than a Termination for Disability or a Termination for Cause (“Termination Without Cause”); (v) Executive’s death; (vi) termination of Executive’s employment by Executive for Good Reason (as defined in Section 4(e) of this Agreement)

(“Termination for Good Reason”); or (vii) termination of Executive’s employment by Executive for any reason other than Good Reason.
(b) If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) payment of unpaid Base Salary through and including the date of termination or resignation (which in the case of a termination by the Company shall be paid on the final day of employment, and in the case of a resignation shall be paid within five days after the termination of the employment relationship); (ii) Executive’s business expenses that are reimbursable pursuant to Section 3(d) but have not been reimbursed by the Company as of the date of termination; (iii) Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, if such bonus has not been paid as of the date of termination; (iv) any accrued vacation pay to the extent not theretofore paid, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company.
(c) If the Employment Period ends on account of Termination Without Cause or Termination for Good Reason but is not a CIC Qualifying Termination, Executive shall receive a severance payment (the “Severance Payment”) in an amount equal to one times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) the highest annual bonus paid to Executive during the three most recently completed years prior to Executive’s termination of employment. If the Employment Period ends on account of a CIC Qualifying Termination, Executive shall receive a severance payment (the “CIC Severance Payment”) in an amount equal to one times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) the greater of the target annual cash incentive bonus for the year in which the CIC Qualifying Termination occurs and the highest annual bonus paid to Executive during the three most recently completed years prior to Executive’s termination of employment. For the avoidance of doubt, the Severance Payment and CIC Severance Payment are intended to be mutually exclusive and under no circumstance shall Executive receive both the Severance Payment and CIC Severance Payment. Subject to Executive’s valid and timely election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, if the Employment Period ends on account of death, Termination Without Cause, Termination for Good Reason or Termination for Disability, including any CIC Qualifying Termination, the Company shall pay Executive after such termination of employment (or to Executive’s family in the event of his death), on a monthly basis, an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)

continuation coverage premium for such month, at the same level and cost to Executive (or Executive’s family in the event of his death) as immediately preceding the date of termination, under the Company group medical plan in which Executive participated immediately preceding the date of termination, less the amount of Executive’s portion of such monthly premium as in effect immediately preceding the date of termination, until the earlier of (A) 12 months after the date of termination; and (B) the date on which Executive and his family have obtained other substantially similar healthcare coverage or become entitled to Medicare coverage; provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, each remaining premium payment under this this sentence shall thereafter be paid to Executive in substantially equal monthly installments over the period specific in subsections (A) and (B) (or the remaining portion thereof). Subject to Section 17 of this Agreement, the Severance Payment or CIC Severance Payment, as applicable, shall be paid in a lump sum payment on the sixtieth day following the termination date. As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(c), Executive must execute, return, not rescind and comply with a commercially reasonable written release agreement in a form prescribed by the Company (the “Release”).
(d) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following conditions:
(i) any act or omission that constitutes a material breach by Executive of any of his material obligations under this Agreement, after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has materially breached such obligations and Executive’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;
(ii) conviction or plea of guilty or nolo contendere to a charge of commission of a felony or a misdemeanor involving moral turpitude;
(iii) the commission of dishonest, fraudulent or deceptive acts or practices in connection with Executive’s employment that are materially injurious to the Company, monetarily or otherwise; or

(iv) Executive's ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has refused to follow its instructions and Executive’s failure to cure such refusal not later than 30 days following his receipt of such notice.
For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the conditions set forth in clauses (i), (ii), (iii) or (iv) above have been satisfied, and specifying the particulars thereof in detail.
(e) For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) requiring Executive to move his principal place of employment outside of Orange County, California; or (iv) a material breach by the Company of this Agreement. Executive’s employment with the Company may be terminated for Good Reason if (i) Executive provides written notice to Company of the occurrence of the Good Reason event (as described above) within 90 days after Executive knows or reasonably should know of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason, (ii) Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (iii) Executive resigns for Good Reason within six months after the date on which Executive knows or reasonably should know of the initial existence of such circumstances.
(f) For purposes of this Agreement, “CIC Qualifying Termination” means the termination of the Employment Period on account of Termination Without Cause or Termination for Good Reason, in either case, on or within 24 months after the occurrence of a Change in Control.

(g) For purposes of this Agreement, “Change in Control” has the meaning set forth in the Company’s 2016 Incentive Award Plan.
5. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that during the Employment Period and thereafter that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, electronic data and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.
6. Non-Solicitation of Employees. Executive acknowledges and agrees that important factors in the Company’s business and operations are the loyalty and goodwill of its employees, including key employees. Accordingly, during the Employment Period and for a period of two (2) years following the termination of Executive’s employment, Executive agrees he will not, and will not permit his affiliates to, directly or indirectly solicit, encourage, entice, or cause any employee of the Company or any of its parents, subsidiaries, or affiliates (excluding secretarial and clerical employees) to terminate his employment with the Company or, as applicable, any of its parents, subsidiaries, or affiliates. In addition, for a period of one (1) year following the termination of Executive’s employment, Executive agrees he will not, and will not permit his affiliates to, directly or indirectly employ any person who was employed by the Company (or its parents, subsidiaries, or affiliates) (excluding secretarial and clerical employees) at any time during the twelve (12) month period preceding the termination of Executive’s employment.
7. Enforcement. Because the services of Executive are unique and Executive has access to confidential information of the Company, the parties hereto agree that the Company would be damaged irreparably in the event the provisions of Section 5 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

8. Indemnification and Insurance. The Company shall indemnify Executive to the full extent provided for in its corporate Bylaws and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 8)). The Company will enter into an indemnification agreement with Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers.
9. Survival. Sections 5, 6, 7, 8 and 17 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.
10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to Executive, to his last known address shown on the payroll records of the Company, and if to the Company, to The New Home Company Inc., 85 Enterprise, Suite 450, Aliso Viejo, California 92656, attention: Chairman of the Compensation Committee of the Board of Directors, with a copy to the Chief Executive Officer of the Company at the same address, or (b) to such other address as either party shall have furnished to the other in accordance with this Section 10.
11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.
14. Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of California.
15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
16. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
17. Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, and Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
18. Protected Rights. Each party understands that nothing contained in this Agreement limits any party’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Each party further understands that this Agreement does not limit any party’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit any party’s right to receive an award for information provided to any Government Agencies.
Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The New Home Company Inc.

By:    /s/ H. Lawrence Webb
Name:    H. Lawrence Webb
Title:    Chief Executive Officer

EXECUTIVE

/s/ Leonard Miller
Leonard Miller